EXHIBIT 14.1

TRI-VALLEY CORPORATION

CODE OF BUSINESS CONDUCT & ETHICS

General Philosophy

Tri-Valley Corporation and its subsidiaries ("Tri-Valley") and each of its directors, officers and employees must conduct their affairs with uncompromising honesty and integrity. Business ethics are no different than personal ethics. The same high standard applies to both. As an employee of Tri-Valley or any of its subsidiaries, you are required to adhere to the highest standard. The ethical standards set forth in this code reflect who we are and are the standards by which we choose to be judged.

Our employees are expected to be honest and ethical in dealing with each other, with clients, vendors, and all other third parties. Doing the right thing means doing it right every time.

You must also respect the rights of your fellow co-workers and third parties. Your actions must be free from discrimination, libel, slander or harassment. Each person must be accorded equal opportunity regardless of age, race, sex, color, creed, religion, national origin, marital status, veteran's status, handicap or disability.

Misconduct cannot be excused because it was directed or requested by another. In this regard, you are expected to alert management whenever an illegal, dishonest or unethical act is discovered or suspected. You will never be penalized for reporting your discoveries or suspicions. There will be no reprisals for the good faith reporting of a perceived violation. Reports of a violation will be investigated promptly and the matter will be treated, to the extent possible, as confidential. In addition to (or instead of) reporting the matter to Tri-Valley's management, employees may report violations by senior management (and must report violations involving financial accounting and reporting) to the chairperson of our audit committee, who is an independent director and who does not report to our president or other senior management of Tri-Valley.

The following statements concern frequently raised ethical concerns. Violations of this code are serious matters that may result in disciplinary actions, up to and including termination. In addition, violations of the law may result in fines, penalties or other legal remedies imposed by regulatory and law enforcement authorities.

Conflicts of Interest

You must avoid any personal activity, investment or association which could appear to interfere with good judgment concerning Tri-Valley's best interests. You may not exploit your position or relationship with Tri-Valley for personal gain. You should avoid even the appearance of such a conflict. For example, there is a likely conflict of interest if you:

cause Tri-Valley to engage in business transactions with relatives or friends;

use nonpublic Tri-Valley, client or vendor information for personal gain by you, relatives or friends (including securities transactions based on such information);

have more than a modest financial interest in Tri-Valley's vendors, clients or competitors;

receive a loan or guarantee of obligations from Tri-Valley or a third party as a result of your position at Tri-Valley;

work simultaneously for Tri-Valley and a competitor, customer or supplier; or

compete, or prepare to compete, with Tri-Valley while still employed by Tri-Valley.

A conflict of interest exists when a person's private interest interferes in any way with the interests of Tri-Valley. If you have concerns about any situation, management (with the help of our legal counsel) can assist you.

Gifts, Bribes and Kickbacks

Other than for modest gifts given or received in the normal course of business (including travel or entertainment), neither you nor your relatives may give gifts to, or receive gifts from, Tri-Valley's clients or vendors. Other gifts may be given or accepted only with prior approval of your senior management and in no event should you put Tri-Valley or yourself in a position that would be embarrassing if the gift was made public.

Dealing with government employees is often different than dealing with private persons. Many governmental bodies strictly prohibit the receipt of any gratuities by their employees, including meals and entertainment. You must be aware of and strictly follow these prohibitions.

Any employee who pays or receives bribes or kickbacks will be immediately terminated and reported, as warranted, to the appropriate authorities. A kickback or bribe includes any item intended to improperly obtain favorable treatment.

Loans

You may not request or accept a loan from Tri-Valley.

Improper Use or Theft of Tri-Valley Property

Every employee must safeguard Tri-Valley property from loss or theft, and may not take such property for personal use. Tri-Valley property includes confidential information, software, computers, office equipment and supplies. You must appropriately secure all Tri-Valley property within your control to prevent its unauthorized use.

Covering Up Mistakes; Falsifying Records

Mistakes should never be covered up, but should be immediately fully disclosed and corrected. Falsification of any Tri-Valley, client or third party record is prohibited.

Abuse of Tri-Valley, Client or Vendor Information

You may not use or reveal Tri-Valley, client or vendor confidential or proprietary information to others. This includes business methods, pricing and marketing data, strategy, computer code, screens, forms, experimental research, and information about our current, former and prospective clients and associates.

Fair Dealing

No Tri-Valley employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Fair Competition and Antitrust Laws

Tri-Valley must comply with all applicable fair competition and antitrust laws. These laws attempt to ensure that businesses compete fairly and honestly and prohibit conduct seeking to reduce or restrain competition. If you are uncertain whether a contemplated action raises unfair competition or antitrust issues, management (with the help of our legal counsel) can assist you.

Securities Trading

It is usually illegal to buy or sell securities using material information not available to the public. This "inside" information includes, but is not limited to, information that Tri-Valley has not released to the general public about significant contracts, claims, liabilities, major litigation, potential sales, mergers or acquisitions, and oil, gas and mineral plans, activities, discoveries, forecasts or budgets.

If you give such undisclosed inside information to others, you as well as the recipients may be liable as persons who illegally trade securities while possessing such information. Securities laws may be violated if you, or any of your relatives or friends trade in securities of Tri-Valley, or any of its clients or vendors, while possessing information. If you are uncertain, management (with the help of our legal counsel) can assist you.

Provisions Applicable to the Chief Executive Officer and Chief Financial Officer

Our chief executive officer ("CEO") and chief financial officer ("CFO") are responsible for full, fair, accurate, timely and understandable disclosure in our periodic reports required to be filed with the Securities and Exchange Commission. As a result, in addition to the remaining provisions in this code, the CEO and CFO shall:

promptly bring to the attention of the audit committee any information they may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect our ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in our financial reporting, disclosures or internal controls;

Promptly bring to the attention of our legal counsel and the audit committee any information they may have concerning any violation of this code or of the securities or other laws, rules and regulations applicable to Tri-Valley and the operation of its business;

promptly bring to the attention of our legal counsel and the audit committee any material transaction or relationship that arises and of which they become aware that could be expected to give rise to an actual or apparent conflict of interest;

develop and maintain the skills necessary and relevant to Tri-Valley's needs with respect to maintenance of adequate disclosure controls and internal controls and procedures; and

proactively promote ethical and honest behavior within Tri-Valley.

Waivers

This code applies to all Tri-Valley employees and its board of directors. There shall be no waiver of any part of this code, except by a vote of the board of directors or a designated committee, which will ascertain whether a waiver is appropriate and ensure that the waiver is accompanied by appropriate controls designed to protect Tri-Valley. In the event that any waiver is granted, the waiver must be disclosed publicly in a filing with the SEC and will be posted on the Tri-Valley website, thereby allowing the Tri-Valley shareholders to evaluate the merits of the particular waiver.

Reporting Ethical Violations

Your conduct can reinforce an ethical atmosphere and positively influence the conduct of fellow employees. If you are powerless to stop suspected misconduct or discover it after it has occurred, you should report it to the president or another senior officer. If the suspected misconduct involves the president or another senior officer, you may report it to the chairperson of the audit committee. If the suspected misconduct involves financial accounting or reporting, it must be reported to the chairperson of the audit committee.

Employees may forward complaints on a confidential or anonymous basis to the president or to the chairperson of the audit committee.

Accounting and Financial Reporting Matters

Suspected misconduct concerning accounting and financial reporting must be reported to the chairperson of the audit committee. Accounting and financial reporting misconduct includes, without limitation, the following:

fraud or deliberate error in the preparation, evaluation, review or audit of any or our financial statements;

fraud or deliberate error in recording and maintaining our financial records;

deficiencies in or noncompliance with our internal accounting controls;

misrepresentations or false statements to or by a senior officer with respect to a matter contained in our financial records, financial reports or audit reports, or deviation from full and fair reporting of our financial condition.

Reports to the secretary of the audit committee may be made to:

Milt Carlson
379 Grandview Drive
Kalispell, MT 59901

Conclusion

In the final analysis, you are the guardian of Tri-Valley's ethics. While there are no universal rules, when in doubt ask yourself:

Will my actions be ethical in every respect and fully comply with the law and with Tri-Valley policies?

Will my actions have the appearance of impropriety?

Will my actions be questioned by my supervisors, associates, clients, family and the general public?

Am I trying to fool anyone, including myself, as to the propriety of my actions?

If you are uncomfortable with your answer to any of the above, you should not take the contemplated actions without first discussing them with management.

Any employee who ignores or violates any of Tri-Valley's ethical standards, and any manager who penalizes a subordinate for trying to follow these ethical standards, will be subject to corrective action, including immediate dismissal. However, it is not the threat of discipline that should govern your actions. We hope you share our belief that a dedicated commitment to ethical behavior is the right thing to do and is good business.